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                                                                   EXHIBIT 10.30

                         SEVERANCE AGREEMENT AND RELEASE

         THIS SEVERANCE AGREEMENT AND RELEASE (the "Agreement") made and entered into by and between BARRY R. RUBENS (the "Executive") and CT COMMUNICATIONS, INC. (the "Company"), a corporation organized under the laws of the State of North Carolina (collectively defined and referred to as the "Parties");

                                   WITNESSETH:

         WHEREAS, Executive is currently employed by the Company as Senior Vice President, Strategic Planning and Corporate Development, at the Company's Concord, North Carolina offices;

         WHEREAS, Executive has indicated his desire to voluntarily resign from the Company;

         WHEREAS, the Parties desire to enter into this Agreement to conclude their employment relationship, provide for an orderly transition of Executive's responsibilities and resolve all matters by and among them, including but not limited to, any matters relating to Executive's employment relationship with and separation from the Company;

         NOW, THEREFORE, in exchange for the premises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

         1. TRANSITION AND SEPARATION FROM EMPLOYMENT. The Parties agree that Executive's active involvement as Senior Vice President, Strategic Planning and Corporate Development with the Company shall end on Tuesday, March 18, 2003, after which Executive shall continue to be employed by the Company for a period through, and Executive's official employment with the Company shall end, effective March 31, 2003.

         The Parties agree that prior to Executive's separation from employment on March 31, 2003, Executive will reasonably cooperate with the Company in the transition of his position responsibilities on an as-needed basis during regular business hours. Moreover, during the period April 1, 2003 through June 30, 2003, Executive agrees to consult with the Company on a limited, as-needed basis concerning post-transition issues that may arise with respect to subject matters that are within the current scope of his job duties and responsibilities; provided that such consulting services shall not exceed more than twenty (20) hours per week during regular business hours.

         Except for Executive's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA after March 31, 2003, Executive's ongoing rights to any accrued, vested benefits or as otherwise set forth below, Executive's rights to his regular benefits shall cease effective March 31, 2003. The Parties further acknowledge and agree that except for the confidentiality, non-compete, return of documents and other post-employment obligations of Executive under the Change in Control Agreement signed by Executive on October 1, 1997 (the "Change in Control Agreement"), which obligations shall continue to remain in full force and effect, the Change in Control Agreement shall be terminated, effective March 31, 2003.

         2. NATURE OF SEPARATION. The Company agrees that it will reflect Executive's transition and final separation as resulting from a voluntary resignation in the personnel records of the Company for purposes of employment references, any subsequent job search or otherwise.


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         3. VACATION PAY. Regardless of whether Executive signs this Agreement,
Executive is entitled to receive payment for all then remaining earned but unused vacation days, if any, as of March 31, 2003, payable by the Company to Executive in a lump sum amount on or before the next available payday following March 31, 2003, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA. The Company will report the vacation payment as W-2 income for the applicable tax year in which it is received. Executive also will not accrue and will not be entitled to receive any additional vacation during any period that he is receiving severance payments under this Agreement.

         4. EXPENSE REIMBURSEMENT. Regardless of whether Executive signs this Agreement, the Parties agree that the total expense reimbursements due Executive for reasonable and authorized expenses incurred by him during his employment with the Company through March 31, 2003 but not yet reimbursed to him, shall be payable by the Company to Executive following March 31, 2003 and the submission of appropriate receipts and other reimbursement information from Executive to the Company concerning the same. Executive further acknowledges and agrees that all requests for expense reimbursements, if any, must be submitted to the Company for review no later than April 30, 2003.

         5. BONUS PAY. Executive acknowledges and agrees that prior to his separation date on March 31, 2003, he has received full payment from the Company for his bonus and other compensation due him under the Company's 2000-2002 Long-Term Incentive Plan (the "2000 LTIP"), less applicable deductions required by law or otherwise authorized by Executive. In addition, following the date of Executive's separation from the Company on March 31, 2003, Executive shall cease to be an active participant in the Company's 2001-2003 Long-Term Incentive Plan (the "2001 LTIP"), the Company's 2002-2004 Long-Term Incentive Plan (the "2002 LTIP"), the Company's 2003-2005 Long-Term Incentive Plan (the "2003 LTIP"), the Company's Annual Incentive Program for the period ending December 31, 2003 (the "2003 Annual Incentive"), or any other incentive compensation bonus program with the Company, effective March 31, 2003. Moreover, in accordance with such plan terms, Executive acknowledges and agrees that in light of his separation on March 31, 2003, he shall forfeit and not be entitled to any payments or compensation under the terms of the 2001 LTIP, the 2002 LTIP, the 2003 LTIP or the 2003 Annual Incentive.

         6. SEVERANCE PAYMENTS AND BENEFITS.

                  a. RESTRICTED STOCK AND STOCK OPTIONS. The Parties acknowledge and agree that the restrictive period for part of the outstanding, non-lapsed restricted shares granted to Executive by the Company on May 31, 1999 (2,000 shares, 2-year restriction; and 2,000 shares, 3-year restriction) has previously expired and been lifted. In addition, the Company agrees that in exchange for the release set forth in provision 8 below and the other terms and conditions of this Agreement, following the Effective Date of this Agreement (as defined in provision 17 below), and provided all conditions of this Agreement are met by Executive, the restrictive period for the outstanding, non-lapsed restricted shares granted to Executive by the Company on February 9, 1996 (2,592 shares, 10 year restriction), March 1, 1997 (3,248 shares, 10 year restriction), and part of the restricted shares granted on May 31, 1999 (2,000 shares, 4-year restriction) shall be lifted and such shares shall no longer be subject to restrictions, effective March 31, 2003.

                  Except as otherwise noted above, Executive and the Company acknowledge and agree that nothing in this Agreement shall alter or in any way affect: (1) the restrictions that have expired or that are currently scheduled to expire on or before March 31, 2003


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         for the outstanding, non-lapsed restricted shares previously granted to
         Executive by the Company; or (2) the restrictions that were originally scheduled to continue after March 31, 2003 in accordance with such applicable grant terms for the outstanding, non-lapsed restricted shares previously granted to Executive by the Company (which post-March 31, 2003 restrictions shall not be lifted and such shares shall lapse upon Executive's separation from the Company, effective March 31,
         2003).1[1]

                  Executive acknowledges and agrees that as set forth in Executive's Company stock option plan documents, if he desires, Executive will be required to exercise all outstanding, non-lapsed vested stock options with the Company within ninety (90) days following his separation from employment with the Company, effective March 31, 2003. In addition, a schedule listing the outstanding, non-lapsed stock options and outstanding, non-lapsed restricted shares granted to Executive under any Company stock option award agreement, the Company's Annual Incentive Program Bonus, the Company's Long-Term Incentive Plan, or otherwise prior to March 31, 2003 is attached as Exhibit A.

                  b. SEVERANCE PAY. Following the Effective Date of this Agreement (as defined in provision 17 below), and provided all conditions of this Agreement are met by Executive, the Company shall pay salary continuation to Executive for a 3-month period from April 1, 2003 through June 30, 2003 based on Executive's current monthly base salary rate of $17,416.67. The Company further agrees that in the event that Executive has not accepted or begun work as an employee with another company, entity or person by June 30, 2003, the Company shall pay salary continuation to Executive beginning on July 1, 2003 for an additional 9-month period through March 31, 2004 or until Executive accepts or begins other work as an employee, whichever is earlier, based on Executive's current monthly base salary rate of $17,416.67.

                  The Parties agree that despite such severance pay continuation limits, Executive may accept or begin work as a self-employed consultant or independent contractor for another company, entity or person or start his own business/company during the period July 1, 2003 through March 31, 2004 and continue to receive the severance pay outlined above, provided he otherwise continues to abide by all ongoing conditions of this Agreement, including but not limited to the confidentiality, non-compete, return of documents and other post-employment obligations contained or referenced in this Agreement. However, Executive agrees that in the event he begins such work as a consultant or independent contractor, has started his own business/company or has become self-employed during the period July 1, 2003 through March 31, 2004, any income earned by Executive from such activity (whether paid directly to Executive, deferred or otherwise applied) shall be reported to the Company, and the Company's potential severance pay obligations to Executive under this provision 6.b. during such period shall be directly offset and reduced by the same.

                  All payments to Executive pursuant to this provision 6.b. shall be made by the Company at the same time and in the same manner as Executive's prior salary payments, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA. The Parties further agree that the Company will report such severance payments as W-2 income for the applicable tax year in which they are received.

-------------------

1[1] E.g., 4000 shares granted May 31, 1999; 3000 shares granted January 8, 2001; and 4,026 shares granted February 2003.

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                  As an additional condition precedent to Executive's
         eligibility to receive the salary continuation payments set forth in this provision 6.b., Executive shall be required to provide written confirmation to Vice President, Human Resources Richard Garner, Jr. to be received by Mr. Garner on or before the 6th of each month beginning in July 2003 through March 2004, detailing his then work status, whether Executive has accepted or begun work as an employee, independent contractor, consultant or otherwise with another company, entity or person or started his own business, and the amount of any income received by him during that period for such activity.

                  In the event Executive fails to provide such notice during the periods required or Executive misrepresents or omits his actual work status in such notices, Executive shall forfeit at the time of the breach the right to any additional severance pay under this provision 6.b., and Executive shall be required to refund to the Company and the Company shall be entitled to recover of Executive the amount of severance pay already paid to or on behalf of Executive by the Company under this Agreement for the period following the date of Executive's breach by failure to provide timely notice or misrepresentation or omission of his work status. Moreover, Executive agrees that in the event of any such breach, the Company shall be entitled to costs and reasonable attorneys' fees incurred relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision 6.b.

                  c. EQUIPMENT. Following the Effective Date of this Agreement (as defined in provision 17 below), and provided all conditions of this Agreement are met by Executive, the Company shall allow Executive to retain possession of the Company's Palm Pilot and cellular telephone currently issued to him. In addition, following the Effective Date of this Agreement, and provided all conditions of this Agreement are met by Executive, the Company shall provide the Executive with a laptop computer similar to that currently issued to him. The Parties further agree that all such equipment must be reviewed and purged of all Company-related records by the Company's IS Department prior to delivery. Moreover, Executive further agrees that his continued use of such equipment is expressly contingent on his continuing to abide by his return of records, confidentiality and other post-employment obligations set forth or referenced in this Agreement.

         7. NO OTHER PAYMENTS OR BENEFITS. As set forth in Executive's Company stock option plan documents, Executive acknowledges that, if he desires, he will be required to exercise all outstanding, vested non-lapsed stock options with the Company within ninety (90) days following his separation from employment with the Company, effective March 31, 2003. In addition, except for the payments described above in this Agreement and Executive's general right to elect certain continued medical coverage under COBRA, Executive acknowledges that he is not entitled to any additional wages, pay, payments, bonuses, incentive pay, commissions, compensation, flexible spending account payments, severance pay, consideration or benefits of any kind from the Company, except that Executive shall not forfeit any accrued, vested stock option or restricted share, or vested 401(k), pension or SERP benefits with the Company as of March 31, 2003. Executive further agrees that any shares or other compensation due him from WaveTel shall be forfeited and automatically become null and void effective upon his execution of this Agreement.

         8. RELEASE. In exchange for the severance pay, restricted share vesting acceleration, equipment and other consideration set forth in provision 6 above, Executive, for himself, his heirs, executors, legal representatives, administrators, successors and assigns, hereby fully


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releases, discharges and covenants not to sue the Company, its affiliate, subsidiary and parent companies and divisions, as well as such entities' respective officers, directors, trustees, employees, agents, predecessors, successors and assigns (collectively, the "Releasees"), of and from any and all claims, actions, lawsuits, damages, administrative charges, or demands of any kind whatsoever, whenever or wherever they arose, including but not limited to any claims that Executive has, may have or may have had at the time of or prior to his execution of this Agreement arising out of or related to: (a) Executive's entering into this Agreement, (b) Executive's prior employment relationship with the Company, (c) Executive's separation from employment with the Company, (d) any claims for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent, (e) any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.2000(e), et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss.621 et seq.; the Civil Rights Act of 1866, 1870, and 1971, 42 U.S.C.ss. 1981, et seq.; the Civil Rights Act of 1991, Publ. L. No 102-166, 105 Stat. 1071-1100; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.1001 et seq.; the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C.ss.1161 et seq.; the Americans With Disabilities Act, 42 U.S.C.ss. 12191 et seq.; the Family and Medical Leave Act, 29 U.S.C.ss. 2601 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.ss.2101 et seq.; the United States Constitution and any state constitution; and all applicable rules and regulations under such acts, statutes and constitutions; (f) any claims arising under the common law of any state, including but not limited to, the North Carolina Handicapped Persons Protection Act, N.C.G.S.ss. 168A-1 et seq.; the North Carolina Wage and Hour Act, N.C.G.S.ss. 95-25.1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S.ss.95-240 et seq.; the North Carolina Workers' Compensation Act, N.C.G.S.ss. 97-1 et seq.; and the North Carolina Equal Employment Practices Act, N.C.G.S.ss. 143-422.2; and (g) all other federal, state and local civil rights acts, regulations, and orders relating to any term, condition, or termination of employment, whether under tort or contract, or under statute or otherwise. Executive further agrees not to file, institute or pursue any lawsuit, claim or administrative action against the Releasees relating to those claims.

         The Parties, however, agree that this release shall not: (i) include any claims relating to the obligations of the Company under this Agreement; (ii) affect Executive's vested and accrued stock options or restricted shares, or vested rights as a participant in the Company sponsored 401(k), pension or SERP plan; (iii) affect Executive's right to exercise any conversion rights provided to Executive in the Company's insurance and benefits plans, if any; or (iv) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed. The Parties further expressly understand and agree that this release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

         9. AGREEMENT CONFIDENTIALITY. The Parties agree that the terms of this Agreement, including the amounts of any payments made as outlined in provision 6 above, shall remain confidential. The Parties, however, agree that: (a) the Company may disclose the terms of this Agreement to officers and directors of the Company; (b) the Company may disclose the terms of this Agreement to senior management, human resources, payroll and financial services employees of the Company, to professionals representing it, to the Company's insurance agents and carriers, and to affiliates and employees of the same with a need to know to the extent necessary to give effect to this Agreement; and (c) Executive may disclose the terms of this Agreement to his spouse and children, his accountants, financial advisors and tax return preparers (to the extent necessary in preparing his 2003 or 2004 tax returns or to receive relevant tax advice), and his


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attorney (in a legally recognized privileged communication), provided that such third parties comply with the confidentiality requirements set forth above. In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS, the North Carolina Department of Revenue, and other applicable state departments of taxation, if necessary, and as otherwise required by law. The Parties further agree that the Company may also disclose the terms of this Agreement in its proxy statements or other public securities filings as required by law.

         10. ADDITIONAL ONGOING OBLIGATIONS. Executive hereby acknowledges and agrees that all confidentiality, non-compete, return of documents and similar post-employment obligations previously agreed to by the Parties during his employment with the Company, if any, including but not limited to the terms of Sections II, III, IV and V of his Change In Control Agreement attached as Exhibit B, shall continue to remain in full force and effect. Executive further agrees that in consideration of the severance pay and other benefits outlined above, the definition of "Competitive Activity" contained in such agreement shall also include: (a) acquiring, offering to acquire, or agreeing to acquire, directly or indirectly and/or in concert with others, by purchase or otherwise, more than one percent of the outstanding voting securities of the Company or direct or indirect rights to acquire more than one percent of the outstanding voting securities of the Company, or any assets of the Company; or (b) directly or indirectly and/or in concert with others making any public announcement with respect to, submitting a proposal for, or offering of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets.

         Executive acknowledges and agrees that any breach by him of his post-employment obligations, including but not limited to the terms of Sections II, III, IV and V of his Change In Control Agreement, shall be deemed to be a breach by Executive of this Agreement. Executive further agrees that the restrictions placed upon him by this provision 10, including but not limited to the ongoing confidential information and covenant not to compete obligations contained in Sections II, III, IV and V of the Change in Control Agreement, are reasonable given the nature of his current and past positions with the Company, the area in which the Company markets its products and services, and the consideration provided by the Company to Executive pursuant his prior agreements, his employment with the Company and this Agreement. Specifically, Executive acknowledges and agrees that the length of the covenant not to compete and other restricted activities set forth in his non-compete agreement are reasonable and that the defined scope of competitive activity, restricted territory, Company customers and confidential information contained in the Change in Control Agreement and his other, ongoing his post-employment obligations are reasonable.

         Accordingly, Executive agrees not to contest or otherwise challenge the validity or enforceability of provision 10 of this Agreement or the confidentiality, non-compete, return of records, and other requirements referenced in it in a court or other judicial/administrative body, and agrees that if any court or arbitration panel should hold any provision of those sections to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision or subsection of such requirements is held to be overbroad as written, Executive agrees that a court should view such provisions and subsections as separable and uphold those separable provisions and subsections deemed to be reasonable.

         The Parties agree that the restrictions and obligations in provision 10 of this Agreement and the confidentiality, covenant not to compete and other obligations referenced herein shall survive Executive's last day of employment with the Company and shall be in addition to any restrictions imposed upon Executive by statute or at common law. The Parties further


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acknowledge and agree that the restrictions and obligations in provision 10 of this Agreement shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

         11. RETURN OF DOCUMENTS/DATA. Executive acknowledges and agrees that
(1) all Company materials, documents and data used, prepared or collected by Executive as part of his employment with the Company, in whatever form, and (2) all confidential Company information and records containing any confidential information that came into his possession while an employee of the Company, whether prepared by Executive or others, are and will remain the property of the Company. Except as otherwise noted in provision 6.c. above, upon his final separation from employment with the Company, Executive agrees that he will return any and all Company property, documents, records and information in his possession or control as well as any business items purchased for use in his employment with the Company and reimbursed or paid for by the Company. This includes, but is not limited to, any Company printer, pager, keys, I.D. badge, or other equipment assigned to or used by Executive, and any documents, files, patient records, written material, information, products, devices, and other property, records and information provided to Executive by the Company or collected or obtained by Executive in accordance with the performance of his duties with the Company. This also includes all electronic data and records, as well as all documents and other materials of any kind that constitute or contain any confidential Company information, regardless of how stored or maintained, including all originals, copies, and compilations and all information stored or maintained on computer, tapes, discs, or any other form of technology. Items covered by this provision 11 that have not yet been returned to the Company are to be delivered to the Vice President, Human Resources for the Company on or before March 31, 2003 or earlier as requested by management.

         12. COOPERATION. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company in which, in the reasonable judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate Executive's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

         1. Executive further agrees that following his signing of this Agreement, he shall not make or cause others to make, whether in writing or orally, disparaging statements or comments with respect to the Company or the Company's officer, directors and employees (including but not limited to any statements or comments regarding Executive's prior employment relationship with the Company or Executive's separation from employment), and that he will maintain a publicly cordial relationship with the Company and the Company's officers, directors and employees in his conversations with such individuals, the telecommunications industry, and other third party individuals.

         13. BREACH. Executive agrees to submit to the jurisdiction of the courts of North Carolina and agrees that, in the event of any breach or threatened breach of provisions 8-12 of this Agreement by Executive, the Company shall be entitled to an injunction, without bond, restraining such breach. In addition, Executive and the Company agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to provisions

8-12 above, shall be entitled to costs and attorneys' fees relating to any such proceeding, but nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach.

         Moreover, Executive also agrees that if Executive breaches any of provisions 8-12 above, Executive shall be required to refund to the Company, and the Company shall be entitled to recover of Executive, 75% of the amount of severance pay already paid to or on behalf of Executive by the Company under this Agreement at the time of the breach, and Executive shall forfeit at the time of the breach the right to any additional severance pay under the Agreement. In such case, the Parties agree that the release contained in provision 8 and the separation from employment of Executive shall remain valid and enforceable based upon the consideration actually paid. Moreover, Executive agrees that in the event of any such breach, the Company shall be entitled to costs and reasonable attorneys' fees relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision.

         14. RESPONSIBILITY FOR TAXES. Executive understands and agrees that he is responsible for any federal or state tax liability, penalties, interest, tax payments or tax judgments against him that could arise as a result of this Agreement. In addition, Executive agrees that he has had the opportunity to consult with his own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement. Executive also agrees that the Company, the Releasees, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Executive as to his past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of such prior or future wages, payments, compensation and benefits, including those payments and benefits set forth in provision 6 of this Agreement.

         15. ACKNOWLEDGMENT BY EXECUTIVE. The Company specifically advises Executive to consult a lawyer before signing this Agreement concerning the terms of this Agreement and his rights under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. Executive acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will. Executive further acknowledges that the Company has no prior legal obligation to make the consideration payments and benefits that it has provided in exchange for the agreements, releases and covenants of Executive under this Agreement.

         16. WAITING PERIOD. Executive hereby acknowledges and understands that after receiving this Agreement from the Company, he shall have at least twenty-one (21) days to consider signing this Agreement, and is further aware of his right to consult with an attorney prior to signing this Agreement. If Executive elects not to take twenty-one (21) days to sign this Agreement, Executive acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that the Company is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement. If Executive does not sign this Agreement within twenty-one (21) days of presentation by the Company, he further acknowledges that the Company has the option to withdraw its offer set forth in this Agreement.

         17. REVOCATION RIGHTS. Executive acknowledges and understands that he shall have seven (7) days from the date this Agreement is signed by him to revoke this Agreement, if he so chooses, by advising the Company in writing of the revocation. Any such revocation of this Agreement must be in writing, signed by Executive, and delivered to Mr. Richard Garner, Jr., CT Communications, Inc., Post Office Box 227, Concord, NC 28026. However, Executive acknowledges that the severance pay and other consideration outlined in provision 6 above will not become payable or otherwise available until: (a) the Company receives a signed copy of this Agreement from Executive; and (b) the seven-day revocation period has passed without Executive's revocation. Otherwise, if this Agreement is not revoked within seven (7) days from the signing of this Agreement by Executive, it shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties (the "Effective Date"). In addition, if Executive revokes or elects not to sign this Agreement, such revocation or election shall in no way alter or affect Executive's last day of employment with the Company, which shall be March 31, 2003.

         18. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Executive, the Company, and their respective successors, assigns, heirs and personal representatives; provided, that Executive may not assign any of his rights, title or interest in this Agreement. The Parties, however, agree that nothing shall preclude: (a) Executive from designating a beneficiary to receive any benefit payable upon Executive's death, or (b) the executors, administrators or other legal representatives of Executive or Executive's estate from assigning any rights hereunder to the person or persons entitled thereunto. Executive further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of the Company, this Agreement shall remain valid and be fully enforceable by such entity. In addition, in the event that the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, and such other entity assumes this Agreement, the term "Company" as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either the Company, its successor or assign, or Executive.

         19. NO ADMISSIONS. This Agreement does not constitute any admission by the Company or the Releasees of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding, or indication for any purpose whatsoever that the Company or the Releasees have at any time, including the present, committed any unlawful acts against Executive or treated him unfairly or improperly in any way. Executive further understands and acknowledges that the Company enters into this Agreement solely to resolve all matters between the Parties in an amicable fashion.

         20. ATTORNEYS' FEES/COSTS. Except as otherwise set forth in this Agreement, the Parties agree to bear their own attorneys' fees, costs and expenses arising from the actions of their respective counsel, tax advisors, financial planners, accountants and other professionals and agents in connection with the preparation and execution of this Agreement, the documents referred to in it, and Executive's separation from employment with the Company. The Parties further agree that except as otherwise set forth in this Agreement or prohibited by applicable law, the prevailing party in any legal action to enforce the terms of this Agreement shall be entitled to recover its/his reasonable costs and attorneys' fees incurred in that effort.

         21. GOVERNING LAW. The Parties agree that this Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and construed in accordance with, the internal laws and judicial decisions of the State of North Carolina, except as superseded by federal law.

         22. WAIVER OF BREACH. No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party. No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

         23. COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

         24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained in it and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties related to the subject matters hereof. Moreover, this Agreement shall not be modified or amended unless executed in writing by each of the Parties to this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent or restrain in any manner the Company from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of the confidentiality, non-compete, return of documents and other post-employment obligations of Executive set forth in the Change In Control Agreement or any similar agreement or policy relating to the Company's confidential or proprietary business information or trade secrets, to protect the Company's proprietary or confidential business information or trade secrets, to enforce or protect the Company's patent, copyright, trademark or trade name rights, to redress claims of product disparagement or trade libel, or to protect the Company's reasonable business relations.

         IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

         Executed and presented for consideration to Executive by the Company, this the 24th day of March, 2003.

                                      CT COMMUNICATIONS, INC.

                                      By: /s/ Richard L. Garner           (SEAL)
                                          --------------------------------

                                      Title:  VP



   Accepted and signed by Executive, this the 24 day of March, 2003.

                                      EXECUTIVE

                                      /s/ Barry R. Rubens
                                      ------------------------------------
                                      Barry R. Rubens

Sworn to and subscribed before
me this the _____ day of
______________, 2003.


------------------------
Notary Public

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